Exhibit 10.11

DIVIDEND EQUIVALENT RIGHTS AGREEMENT

(As Restated Effective as of January 1, 2009)

DIVIDEND EQUIVALENT RIGHTS AGREEMENT

(As Restated Effective as of January 1, 2009)

THIS AGREEMENT is between Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), and Edward Glickman (“Executive”).

WHEREAS, the Trust and Executive entered into an amended and restated Employment Agreement, effective January 1, 1999, which, inter alia, granted Executive certain dividend equivalent rights (“DERs”);

WHEREAS, Executive became vested in such DERs before January 1, 2005, so that the terms and conditions of Executives DERs are not subject to the deferred compensation rules set forth in section 409A of the Internal Revenue Code and the final regulations issued thereunder;

WHEREAS, to preserve the application of pre-section 409A tax law to such DERs, such terms and conditions may not be materially modified after October 3, 2004; and

WHEREAS, in order to preserve such terms and conditions, the Trust and Executive desire to set them forth in an agreement separate from Executive’s Employment Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto restate such terms and conditions as follows:

ARTICLE I

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings except where the context indicates otherwise:

1.1 “Affiliate” means any person or entity controlling, controlled by, or under common control with, the Trust. “Control,” as used herein, means the power to direct the management and policies of a person or entity directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise; the terms “controlling” and “controlled” shall have correlative meanings. Further, any person or entity that owns beneficially, either directly or through one or more intermediaries, more than 20 percent of the ownership interests in a specified entity shall be presumed to control such entity for purposes of this definition.

1.2 “Board” shall mean the Board of Trustees of the Trust.

1.3 “Cause” shall mean “Cause” as defined in the Prior Employment Agreement.

1.4 “CEO” shall mean the Chief Executive Officer of the Trust or a successor thereto.

1.5 “Change in Control” shall mean “Change in Control” as defined in the Prior Employment Agreement.

1.6 “Committee” shall mean the Executive Compensation and Human Resources Committee of the Board.

1.7 “Effective Date” shall mean December 31, 2008.

1.8 “GAAP” shall mean generally accepted United States accounting principles.

1.9 “Good Reason” shall mean:

(a) a material breach of the Trust’s obligations under Executive’s current Employment Agreement with the Trust, provided that the Trust has not remedied such breach within 20 days after written notice to the Trust of such breach;

(b) the receipt by Executive of written notice from the Trust that the Trust elects not to renew Executive’s current Employment Agreement with the Trust;

(c) Ronald Rubin ceases to be the CEO at any time; or

(d) following a Change in Control, the Trust or any successor thereto does not offer Executive an employment agreement for at least three years that provides (i) the same title and responsibilities as Executive had immediately prior to the Change in Control, (ii) the same or greater compensation and benefits than Executive had immediately prior to the Change in Control, and (iii) that Executive’s primary business office will continue to be located in the metropolitan Philadelphia area.

1.10 “1999 Equity Incentive Plan” shall mean the Pennsylvania Real Estate Investment Trust 1999 Equity Incentive Plan.

1.11 “Prior Employment Agreement” shall mean the Employment Agreement, effective as of January 1, 1999, entered into between Executive and the Trust.

1.12 “Retirement Notice” shall mean notice by Ronald Rubin to the Board of his intention to cease his services as CEO as of a date no less than 90 days from such notice.

1.13 “Shares” shall mean shares of beneficial interest in the Trust, par value $1.00 per share.

ARTICLE II

DIVIDEND EQUIVALENT RIGHTS AND PAYMENT THEREFOR

2.1 Dividend Equivalent Rights

(a) Under the Prior Employment Agreement, Executive was awarded options for 100,000 Shares under the 1999 Equity Incentive Plan.

(b) Under the Prior Employment Agreement, Executive was also awarded dividend equivalent rights on a notional 50,000 Shares (the “DER Units”), which shall be subject to anti-dilution and other adjustments and related terms as are applicable to the Shares issuable under the options aforesaid and as are appropriate with respect to the DER Units in the judgment of the Committee. Such rights required the Trust to establish a bookkeeping account for Executive and to credit to such Account an amount equal to the dividends to which Executive would have been entitled if Executive had owned the DER Units. Such amounts were, and are to continue to be, credited on the date any such dividends are paid to the Trust’s shareholders; provided, however, that Executive’s bookkeeping account was to be credited with an opening balance equal to the dividends to which Executive would have been entitled if Executive had been awarded the DER Units on January 1, 1999. All of the amounts credited to his bookkeeping account became vested under the Prior Employment Agreement. The amounts credited to his bookkeeping account shall be applied to the exercise price of the Shares issuable under options referred to in Section 2.1(a) above upon the exercise thereof by Executive subject to the limitation that no more than 50% of the exercise price payable by Executive for any such Share shall be satisfied by the application of such amounts. All unapplied amounts in his bookkeeping account shall be paid to Executive in a lump sum upon the earlier of (i) 90 days following the termination of his employment for any reason, or (ii) the expiration or earlier termination of the last to expire or terminate of the options aforesaid. Effective upon the exercise of all or a portion of the options aforesaid, the number of DER Units shall be reduced for purposes of subsequent dividend equivalent credits by one-half of a DER Unit for each Share issuable upon such exercise.

2.2 No Further Obligation. Upon making the payments described in this Article II, the Trust shall have no further obligation to Executive hereunder.

ARTICLE III

MISCELLANEOUS

3.1 Arbitration

(a) All disputes arising out of or relating to this Agreement that cannot be settled by the parties shall be settled by arbitration in Philadelphia, Pennsylvania, pursuant to the rules and regulations then obtaining of the American Arbitration Association. The decision of the arbitrators shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction.

(b) Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

(c) The arbitration tribunal shall be formed of three arbitrators, one to be appointed by each party and the third to be appointed by the first two arbitrators. Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

(d) The cost of any arbitration proceeding hereunder shall be paid by the non-prevailing party.

3.2 Assignment. This Agreement shall not be assignable by Executive, and shall be assignable by the Trust only to any person or entity which may become a successor in interest (by purchase of assets or shares, or by merger, or otherwise) to the Trust in the business or a portion of the business presently operated by it or to an Affiliate. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

3.3 Notices. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by telegram, fax, or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

(a)	If to the Trust:

Pennsylvania Real Estate Investment Trust

200 South Broad Street, Third Floor

Philadelphia, PA 19102

Tel: (215) 875-0700

Fax: (215) 547-7311

Attention: Executive Compensation and Human Resources

                  Committee of the Board of Trustees

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square

18th & Cherry Streets

Philadelphia, PA 19103

Tel: (215) 988-2794

Fax: (215) 988-2757

Attention: Howard A. Blum, Esquire

(b)	If to Executive:

Edward Glickman

280 Melrose Avenue

Merion, PA 19066

With a copy to:

Eckert Seamans Cherin & Mellott, LLC

Two Liberty Place

50 South 16th Street

Philadelphia, PA 19102

Tel: (215) 851-8422

Fax: (215) 851-8383

Attention: Stephen M. Foxman, Esquire

3.4 Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto, including but not limited to the Prior Employment Agreement, as of the Effective Date. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence or be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

3.5 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

3.6 Headings; Counterparts. The headings of Sections and subsections in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

3.7 Delegation. Any action hereunder that may be taken or directed by the Board may be delegated by the Board to the Committee or to an individual trustee or officer, and the determination of the Committee or individual shall have the same effect hereunder as a determination of the Board.

3.8 Trust Assets. Executive acknowledges that no trustee, officer, or shareholder of the Trust is liable to Executive in respect of the payments or other matters set forth herein.

3.9 Amendment. No provision of this Agreement may be amended, modified, or waived except in a writing signed by Executive and such officer as may be specifically designated by the Trust to sign on its behalf.

3.10 General Creditor. Nothing contained herein shall create or require the Trust to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Trust hereunder, such right shall be no greater than the right of any unsecured general creditor of the Trust.

3.11 Section 409A. This Agreement is not subject to the requirements of section 409A of the Code and the final regulations issued thereunder because amounts payable hereunder were earned and vested before January 1, 2005, and thus such amounts (and earnings thereon) are not subject to such section pursuant to Treas. Reg. §1.409A-6(a)(1)(i), and the Agreement shall be construed and interpreted in accordance therewith in order to avoid such coverage.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 23rd day of December, 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President and General Counsel

/s/ Edward Glickman
Edward Glickman